Exhibit 99.3

Project Klee: Employee letter to Roche employees

Final Version

Dear colleagues

This morning we announced that we will acquire InterMune under the terms of a definitive merger agreement at a price of US$ 74.00 per share in cash, corresponding to a total transaction value of US$ 8.3 billion. We are very pleased the merger agreement has been unanimously approved by the boards of both companies. This is a great opportunity to combine our companies’ complementary strengths in respiratory medicine and, even more importantly, bring together people who share the same values and passion for helping patients with devastating illnesses.

InterMune is a fast growing biotechnology company based in Brisbane, California, with operations in the US, Canada and 15 European countries. With about 450 employees currently, InterMune focuses on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases.

InterMune’s lead medicine pirfenidone is an orally active, anti-fibrotic agent that inhibits the synthesis of TGF-beta, a chemical mediator that plays a key role in fibrosis, and of TNF-alpha, a cytokine that is known to have an active role in inflammation. Pirfenidone has been approved in the EU and Canada as Esbriet® since 2011 and 2012 respectively, and is the first approved treatment for idiopathic pulmonary fibrosis (IPF). IPF is a rare, irreversible disease characterized by progressive loss of lung function due to scarring in the lungs that leads to death, usually within two to three years of diagnosis. On 17 July 2014, pirfenidone received breakthrough therapy designation from the FDA and a decision on the FDA approval is expected before the end November 2014.

In addition to pirfenidone, InterMune has research programs exploring new targets and pathways that may ultimately lead to improved treatment options for people with IPF and other serious fibrotic diseases with high unmet medical need.

The acquisition of InterMune will complement our own strengths in pulmonary therapy and allow us to broaden and strengthen our respiratory portfolio. Today, we market Pulmozyme and

Xolair in the US and we have other novel medicines targeting respiratory diseases in clinical development.

We have the highest respect for InterMune’s leadership and employees and look forward to bringing our InterMune colleagues on board with Roche and Genentech, once the acquisition is completed. Working together, we will be even more successful in bringing pirfenidone to patients suffering from IPF in the US and continuing to expand access to this important medicine in other markets.

We will now promptly commence a tender offer to acquire all of the outstanding shares of InterMune and expect the closing of the transaction to take place still in 2014.

We look forward to working together to make a difference in the lives of patients with idiopathic pulmonary fibrosis.

Best regards,

Daniel O’Day

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF INTERMUNE HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL INTERMUNE COMMON STOCK. THE SOLICITATION AND OFFER TO BUY INTERMUNE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ROCHE AND KLEE ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF ROCHE, WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND THEREAFTER, INTERMUNE WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY ROCHE AND INTERMUNE WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE AND INTERMUNE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMEDNATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY INTERMUNE ATWWW.INTERMUNE.COM.